EXHIBIT 99.1

UFP Technologies Announces Q3 Results, Adds New General Counsel/Senior VP

NEWBURYPORT, Mass., Nov. 02, 2017 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq:UFPT), an innovative designer and custom converter of foams, plastics, and natural fiber materials, today reported net income of $1.7 million or $0.23 per diluted common share outstanding for its third quarter ended September 30, 2017, compared to net income of $2.7 million or $0.37 per diluted common share outstanding for the same period in 2016.  Sales for the third quarter were $35.7 million, compared to third quarter sales of $37.2 million in 2016.  Net income for the nine-month period ended September 30, 2017, was $6.5 million or $0.89 per diluted common share outstanding compared to $6.5 million or $0.89 per diluted common share outstanding for the same period in 2016.  Sales for the nine-month period ended September 30, 2017, were $110.6 million compared to sales of $109.6 million for the same period in 2016.

“Sales in Q3 declined 4.1%, driven primarily by a 26% drop in automotive revenue as legacy programs wound down,” said R. Jeffrey Bailly, chairman and CEO.  “Our 13-year program for Mercedes-Benz, previously scheduled to end in October, will now likely deliver modest sales into early 2018. At that point we will cease operations at our Georgia plant. Also, medical sales grew at a slower pace than usual, as two large customers added second suppliers to meet their internal risk mitigation requirements. Still, after excluding non-recurring items our operating income actually increased due to our continued improvement in operating efficiency.”

“The quarter included significant additions of new business and talent,” Bailly said. “For example, we completed the tooling phase of a very large new molded fiber program that will start production in Q4. In addition, we hired Chris Litterio, former managing director of Ruberto, Israel & Weiner, as general counsel and senior vice president of human resources. Chris has advised us on many key issues over the years, and I am confident he will be a strong asset as we work to take our Company to the next level.”

"We are also making excellent progress on the acquisition front with a number of promising candidates currently under review,” Bailly added. “As we continue to qualify potential acquisitions, improve operating efficiency, and shift our book of business toward higher-margin applications, we remain excited about the growth potential of UFP Technologies.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements about the Company’s prospects, statements about the Company’s growth potential and strategies for growth, including its acquisition strategies and other opportunities, statements regarding new hires and anticipated trends in the different markets in which the Company competes, anticipated advantages relating to the Company’s decisions to consolidate its facilities and the expected cost savings and efficiencies associated therewith, statements regarding upcoming plant closures, expectations regarding the manufacturing capacity and efficiencies of the Company, statements about the Company’s business opportunities and strategies regarding, and participation and growth in, multiple markets, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with the qualification and identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, risks and uncertainties associated with plant closures and consolidations, and expected efficiencies from consolidating manufacturing, risks associated with the hiring of new personnel, risks associated with fluctuations in the markets in which the Company and its customers compete, including risks relating to the Company’s ability to maintain, grow and sustain growth in new or current markets, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statement of Income (in thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Net sales	$35,684	$37,220	$110,623	$109,626
Cost of sales	27,491	28,768	82,973	83,161
Gross profit	8,193	8,452	27,650	26,465
SG&A	5,693	6,027	18,070	18,402
Restructuring costs	-	25	63	203
Material overcharge settlement	-	(1,681)	(121)	(2,114)
Loss (gain) on sale of fixed assets	-	-	3	(4)
Operating income	2,500	4,081	9,635	9,978
Interest income, net	51	25	108	51
Income before income taxes	2,551	4,106	9,743	10,029
Income taxes	856	1,437	3,248	3,550
Net income from consolidated operations	$1,695	$2,669	$6,495	$6,479

Net income per share outstanding	$0.23	$0.37	$0.90	$0.90
Net income per diluted share outstanding	$0.23	$0.37	$0.89	$0.89

Weighted average shares outstanding	7,264	7,195	7,240	7,183
Weighted average diluted shares outstanding	7,353	7,282	7,326	7,265

Consolidated Condensed Balance Sheets (in thousands)

	September 30	December 31,
	2017	2016
Assets:	(unaudited)
Cash	$37,246	$31,359
Receivables	22,044	21,249
Inventories	13,136	14,151
Other current assets	3,213	3,088
Net property, plant, and equipment	51,982	48,516
Other assets	9,470	9,571
Total assets	$137,091	$127,934
Liabilities and equity:
Short-term debt	$84	$856
Accounts payable	4,958	4,002
Other current liabilities	5,356	4,698
Other liabilities	5,780	5,325
Total liabilities	16,178	14,881
Total equity	120,913	113,053
Total liabilities and stockholders' equity	$137,091	$127,934

UFP Technologies, Inc.
100 Hale Street
Newburyport, MA 01950 USA

www.ufpt.com
Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com